                                 SCHEDULE 14A
                                (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

Filed by the registrant [X]

Filed by a party other than the registrant [_]

Check the appropriate box:

[_] Preliminary proxy statement

[X] Definitive proxy statement

[_] Definitive additional materials

[_] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                 EASTBAY, INC.
               (Name of Registrant as Specified in Its Charter)

                                  REGISTRANT
                  (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
   6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

  (4) Proposed maximum aggregate value of transaction:

[_] Check box if any part of the fee is offset as provided by Exchange Act
   Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount previously paid: $

  (2) Form, schedule or registration statement no.:

  (3) Filing party:

  (4) Date filed:

Notes:

                                 EASTBAY, INC.
                               427 THIRD STREET
                            WAUSAU, WISCONSIN 54403

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

  The Annual Meeting of Shareholders of Eastbay, Inc., a Wisconsin corporation (hereinafter called the Corporation), will be held at The Wausau Club, 309 McClellan Street, Wausau, Wisconsin 54403, on Wednesday, October 23, 1996, at 2 p.m. local time, for the following purposes:

    1. To elect one Director to serve for a three-year term.

    2. To ratify the appointment of Wipfli Ullrich Bertelson, independent public accountants, as auditors of the Corporation for its fiscal year ending June 30, 1997.

    3. To take action with respect to any other matters that may be properly brought before the meeting and that might be considered by the shareholders of a Wisconsin corporation at their annual meeting.

                                          By order of the Board of Directors

                                                    JOHN V. SCHAEFER,
                                                        Secretary

Wausau, Wisconsin
September 16, 1996

  SHAREHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON SEPTEMBER 4, 1996 ARE ENTITLED TO VOTE AT THE MEETING. YOUR VOTE IS IMPORTANT TO ENSURE THAT A MAJORITY OF THE STOCK IS REPRESENTED. PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER FIND THAT YOU MAY BE PRESENT AT THE MEETING OR FOR ANY OTHER REASON DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED.

                                 EASTBAY, INC.
                               427 THIRD STREET
                            WAUSAU, WISCONSIN 54403

          PROXY STATEMENT FOR THE 1996 ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON OCTOBER 23, 1996

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Eastbay, Inc. of proxies, in the accompanying form, to be used at the Annual Meeting of Shareholders of the Corporation to be held on October 23, 1996 and any adjournments thereof. Only shareholders of record at the close of business on September 4, 1996 will be entitled to notice of and to vote at the meeting. The shares represented by each valid proxy received in time will be voted at the meeting and, if a choice is specified on the proxy, it will be voted in accordance with that specification. If no instructions are specified in a signed proxy returned to the Corporation, the shares represented thereby will be voted (1) in FAVOR of the election of the director listed in the enclosed proxy, and (2) in FAVOR of the ratification of Wipfli Ullrich Bertelson as auditors of the Corporation for fiscal 1997. Shareholders may revoke proxies at any time to the extent they have not been exercised. The cost of solicitation of proxies will be borne by the Corporation. Solicitation will be made primarily by use of the mails; however, some solicitation may be made by employees of the Corporation, without additional compensation therefor, by telephone, by facsimile, or in person. On the record date, the Corporation had outstanding 6,070,778 shares of $.01 par value common stock entitled to one vote per share.

  A majority of the votes entitled to be cast with respect to each matter submitted to the shareholders, represented either in person or by proxy, shall constitute a quorum with respect to such matter. If a quorum exists, a director will be elected by the affirmative vote of a majority of the votes represented at the meeting . A withheld vote shall count toward the quorum requirement and shall have the effect of a vote against the nominee. The Inspector of Election appointed by the Board of Directors shall count the votes and ballots.

  The Corporation's principal executive offices are located at 427 Third Street, Wausau, Wisconsin 54403. It is expected that this Proxy Statement and the form of Proxy will be mailed to shareholders on or about September 16, 1996.

                             ELECTION OF DIRECTORS

  The Board of Directors of the Corporation is divided into three classes, with the term of office of each class ending in successive years. One director is to be elected at the Annual Meeting to serve for a term of three years expiring in 1999, and four directors will continue to serve for the terms designated in the following schedule. As indicated below, the person nominated by the Board of Directors is an incumbent director. The Corporation anticipates that the nominee listed in this Proxy Statement will be a candidate when the election is held. However, if for any reason the nominee is not a candidate at that time, proxies will be voted for a substitute nominee designated by the Corporation (except where a proxy withholds authority with respect to the election of directors). Each nonemployee director of the Corporation receives an annual retainer fee of $7,500, a fee of $1,000 for each Board meeting attended, and a fee of $1,000 for each committee meeting attended. In addition, under the Corporation's Outside Director Stock Option Plan, upon initial election to the Board of Directors, each nonemployee director will receive options to purchase 7,500 shares at an exercise price per share equal to the closing price of the Corporation's Common Stock on such date.

NAME, AGE, PRINCIPAL OCCUPATION FOR PAST FIVE YEARS AND             DIRECTOR
DIRECTORSHIPS                                                   AGE  SINCE
- -------------------------------------------------------         --- --------
NOMINEE FOR ELECTION AT THE ANNUAL MEETING (CLASS OF 1999):
ARTHUR H. JUEDES                                                 44   1981
Co-founder of the Corporation and Co-Chairman since July 1995.
Chairman of the Corporation from 1981 until July 1995.

NAME, AGE, PRINCIPAL OCCUPATION FOR PAST FIVE YEARS AND                DIRECTOR
DIRECTORSHIPS                                                      AGE  SINCE
- -------------------------------------------------------            --- --------
INCUMBENT DIRECTORS (CLASS OF 1997):
RICHARD C. GERING                                                   44   1981
Co-founder of the Corporation and Co-Chairman since July 1995.
Chief Executive Officer of the Corporation from 1981 until July
1995.
JOHN J. STOLLENWERK                                                 56   1995
President of Allen-Edmonds Shoe Corporation (a manufacturer of men's dress and casual footwear) since 1974. He also is a
director of Badger Meter, Incorporated and Koss Corporation.
INCUMBENT DIRECTORS (CLASS OF 1998):
HARRY H. COLCORD                                                    45   1995
President of the Corporation since 1992 and Chief Executive
Officer since July 1995. From 1982 to 1992, President and Chief
Operating Officer of the Window Fabrication Division of Apogee
Enterprises, a diversified manufacturer of architectural
products.
JAMES A. CRONIN III                                                 41   1995
Executive Vice President and Chief Operating Officer of Ascent
Entertainment Group (a diversified entertainment and media
company) since June 1996. From June 1992 to June 1996, served as a financial management consultant. From 1989 to June 1992,
employed as an investment banker with Alfred Checci & Associates.
Director of Landair Services, Inc.

  The Board of Directors has an Audit Committee and a Compensation Committee. The Board's Audit Committee is comprised of Messrs. Cronin (Chairman) and Stollenwerk. The Audit Committee makes recommendations to the Board of Directors regarding the engagement of independent public accountants to audit the books and accounts of the Corporation and reviews and approves the scope of annual audit activities of the auditors, approves the audit fee payable to the auditors and reviews the audit results. The Audit Committee also consults with the independent public accountants with respect to the annual audit scope and plan of audit and with respect to the adequacy of the Corporation's internal controls and accounting procedures. The Audit Committee met two times during fiscal 1996 and all committee members were present.

  The Board's Compensation Committee is comprised of Messrs. Stollenwerk (Chairman) and Cronin. The Compensation Committee, in addition to such other duties as may be specified by the Board of Directors, reviews and recommends to the Board of Directors the compensation structure for the corporation's officers and other managerial personnel, including salary rates, participation in incentive compensation and benefit plans, fringe benefits, noncash perquisites and other forms of compensation. The Compensation Committee also administers the Eastbay, Inc. 1994 Stock Incentive Plan (the "Incentive Plan"). The Compensation Committee met two times during fiscal 1996 and all committee members were present.

  The Board of Directors held four meetings in fiscal 1996 and all of the directors attended at least three of these meetings.

                              SECURITY OWNERSHIP

  The following table sets forth information regarding the beneficial ownership of shares of common stock of the Corporation by each director, nominee and named executive officer (as defined below), and by all directors and executive officers as a group, as of August 31, 1996.

                                                           TOTAL NO. OF
                                                              SHARES    PERCENT
                                                           BENEFICIALLY   OF
      DIRECTORS AND EXECUTIVE OFFICERS                        OWNED      CLASS
      --------------------------------                     ------------ -------
      Arthur H. Juedes (1)................................  1,522,000    25.1
      Richard C. Gering (2)...............................  1,521,600    25.1
      Harry H. Colcord (3)................................    467,378     7.7
      James A. Cronin III (4).............................      7,500       *
      John J. Stollenwerk (4).............................      7,500       *
      John V. Schaefer (5)................................     15,414       *
      Richard A. Johnson (6)..............................     10,225       *
      All directors and executive officers as a group (7
       persons) (7).......................................  3,551,617    58.1

- --------
*Less than 1%.
(1) Does not include 117,800 shares of Common Stock owned by the Juedes Descendants' Trust dated 12/5/94 for the benefit of the descendants of Mr. Juedes and for which Mr. Juedes does not have or share voting or investment power.
(2) Does not include 117,800 shares of Common Stock owned by the Gering Descendants' Trust dated 12/23/94 for the benefit of the descendants of Mr. Gering and for which Mr. Gering does not have or share voting or investment power.
(3) Represents restricted stock of which 392,575 shares are currently vested and an additional 26,601 shares will vest on June 30 of each year 1997 through 1999, inclusive, provided Mr. Colcord has not voluntarily terminated his employment with the Corporation prior to such dates.
(4) All amounts represent shares subject to stock options which are currently exercisable but have not yet been exercised.
(5) Includes 7,657 shares subject to stock options which are currently exercisable but have not yet been exercised and 7,657 shares subject to stock options which become exercisable on October 4, 1996.
(6) Includes 5,113 shares subject to stock options which are currently exercisable but have not yet been exercised and 5,112 shares subject to stock options which become exercisable on October 4, 1996.
(7) Includes 27,770 shares subject to stock options which are currently exercisable but have not yet been exercised and 12,769 shares subject to stock options which become exercisable on October 4, 1996.

  The above beneficial ownership information is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3, as required for purposes of this Proxy Statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

  The Columbia Funds Management Company, 1300 SW Sixth Avenue, P.O. Box 1350, Portland, Oregon 97207 filed a Schedule 13G dated February 9, 1996 reporting that as of such date it was the beneficial owner of 355,000 shares of the Corporation's Common Stock, or 5.8% of the Common Stock outstanding as of August 31, 1996.

  The State of Wisconsin Investment Board, P.O. Box 7842, Madison, Wisconsin 53707 filed a Schedule 13G dated February 1996 reporting that as of such date it was the beneficial owner of 349,300 shares of the Corporation's Common Stock, or 5.8% of the Common Stock outstanding as of August 31, 1996.

  The Northwestern Mutual Life Insurance Company, 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202 filed a Schedule 13G dated February 6, 1996 reporting that as of such date it was the beneficial owner of 335,600 shares of the Corporation's Common Stock, or 5.5% of the Common Stock outstanding as of August 31, 1996.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Corporation's directors and executive officers, and persons who own more than 10% of a registered class of the Corporation's equity securities, to file with the Securities and Exchange Commission (the "Commission") initial reports of beneficial ownership and reports of changes in beneficial ownership of the Corporation's equity securities. The rules promulgated by the Commission under section 16(a) of the Exchange Act require those persons to furnish the Corporation with copies of all reports filed with the Commission pursuant to section 16(a). Based solely upon a review of such forms actually furnished to the Corporation, and written representations of certain of the Corporation's directors and executive officers that no forms were required to be filed, all directors, executive officers and 10% shareholders have filed with the Commission on a timely basis all reports required to be filed under section 16(a) of the Exchange Act.

                               PERFORMANCE GRAPH

  The chart below shows a comparison of the cumulative return since September 29, 1995 had $100 been invested at the close of business on September 29, 1995 in each of the Corporation's common stock, the Nasdaq Composite Index (all issuers), and a Corporation-constructed peer group comprised of the following publicly traded catalog and mail-order houses and athletic footware, apparel and equipment retailers: Creative Computers, Inc., Global Directmail Corp., Hello Direct, Inc., Lands' End, Inc., Micro Warehouse, Inc., Sportmart, Inc., Sports & Recreation, Inc., Sports Supply Group, Inc. and Viking Office Products, Inc. (the "Peer Group").

CUMULATIVE TOTAL RETURN COMPARISON*
THE CORPORATION VERSUS NASDAQ COMPOSITE INDEX AND THE PEER GROUP
                                     LOGO

                                                                 9/29/95 6/28/96
                                                                 ------- -------
The Corporation**...............................................   100     100
Nasdaq Composite Index..........................................   100     114
Peer Group......................................................   100     109

- --------
   *Total return assumes reinvestment of dividends.
  **The price to the public of the common stock in the Corporation's initial public offering on September 29, 1995 was $15.00 and the closing price on June 28, 1996 was $15.00.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Corporation's Compensation Committee (the "Committee"), which is comprised of two outside directors of the Corporation, reviews and recommends to the Board of Directors the compensation structure for the corporation's officers and other managerial personnel, including salary rates, participation in incentive compensation and benefit plans, fringe benefits, noncash perquisites and other forms of compensation. The Compensation Committee also administers the Incentive Plan. The objectives of the Committee in establishing compensation arrangements for senior management are to: (i) attract and retain key executives who are important to the continued success of the Corporation; and (ii) maintain a strong link between an executive officer's compensation and individual performance and the performance of the Corporation.

  The primary components of the Corporation's executive compensation program are (i) base salary, (ii) incentive compensation bonuses and (iii) stock options. The Committee believes that the Corporation's executive compensation program rewards executive officers for achievement of specific corporate and individual goals, while at the same time making them long-term stakeholders in the Company. The Committee believes that it is appropriate for each executive officer to have an equity stake in the Corporation to align executive performance with shareholder interests and, where appropriate, to subject a significant portion of the executive officer's equity compensation to vesting requirements to support the retention of key executives.

  The mix of base salary, annual incentive and long-term incentive will vary based on a position's impact. At present, Messrs. Juedes, Gering and Colcord have entered into employment agreements with the Corporation which establish base salary levels and incentive bonus criteria. See "Executive Compensation-- Employment Agreements."

BASE SALARIES

  Executive officers' base salaries are reviewed annually by the Committee, based on level of responsibility and individual performance. It is the Corporation's objective that base salary levels be in line with salary levels of executives in comparable positions of responsibility at companies of comparable size in the industry. The employment agreements with Messrs. Juedes, Gering and Colcord each provide for an annual base salary of $150,000, subject to annual review. On January 1, 1996, Mr. Colcord's base salary was increased to $160,500 per year, to take account of cost of living increases and other factors. The Committee maintained Mr. Colcord's salary at that level for 1996 because the Committee considered that level to be competitive.

INCENTIVE BONUSES

  The Corporation's employment agreements with Messrs. Juedes, Gering and Colcord establish the respective target levels and performance criteria for incentive bonuses to be paid to those executive officers. The Committee in its discretion may award incentive bonuses to the Corporation's other executive officers based upon individual performance and financial results.

  The Corporation's employment agreements with Messrs. Juedes, Gering and Colcord each provides for the payment of an incentive bonus each fiscal year for the achievement of certain performance factors relating to the Corporation's growth in sales levels and net income compared to the prior fiscal year. Based on the various levels set forth in each such executive officer's employment agreement with respect to these performance factors, the incentive bonus can range between 4% and 220% of base salary in a given year. For fiscal 1996, Messrs. Juedes, Gering and Colcord each earned an incentive bonus of $121,980.

  Pursuant to Mr. Colcord's Employment Agreement, the Company loaned $532,000 to cover Mr. Colcord's tax liabilities in connection with an award of 472,378 shares of Common Stock. On July 1 of each year through 1999, the Corporation is required to forgive a portion of this loan and all accrued interest thereon, and to pay a cash bonus to Mr. Colcord to cover his resulting tax liability from such forgiveness and bonus, if the Corporation achieves a certain level with respect to the performance factors described in the previous paragraph. For fiscal

1996 the Corporation achieved the specified level of performance factors and, accordingly, on July 1, 1996, $109,851 of the loan was forgiven and on June 30, 1996 Mr. Colcord received a bonus of $92,776 to cover his tax liabilities associated with this debt forgiveness.

1994 STOCK INCENTIVE PLAN

  In 1994, the Corporation established the 1994 Stock Incentive Plan. The Incentive Plan authorizes the Committee to grant to directors, officers and other key employees stock incentive awards in the form of stock options. The Committee administers the Incentive Plan and may grant options to purchase up to 235,600 shares thereunder. Grants are based upon position impact, individual performance and option and share ownership levels, including the proportion of option shares subject to vesting requirements. The option price per share cannot be less than the fair market of the Common Stock on the date an option is granted. On July 31, 1996, the Committee approved the following option grants for performance during fiscal 1996: Mr. Colcord 25,000 shares, Mr. Schaefer 15,000 shares and Mr. Johnson 10,000 shares.

                                          COMPENSATION COMMITTEE:
                                          John J. Stollenwerk (Chairman)
                                          James A. Cronin III

                            EXECUTIVE COMPENSATION

CASH AND OTHER COMPENSATION

  The table which follows sets forth certain information concerning compensation paid to, earned by, or awarded to the Corporation's Chief Executive Officer and the four other most highly compensated executive officers (collectively, the "named executive officers") for the fiscal years ended June 30, 1996 and 1995.

                          SUMMARY COMPENSATION TABLE

                                                       LONG-TERM
                                                      COMPENSATION
                     ANNUAL COMPENSATION                 AWARDS
                     -------------------    OTHER     ------------
   NAME AND                                ANNUAL      SECURITIES   ALL OTHER
   PRINCIPAL                               COMPEN-     UNDERLYING  COMPENSATION
   POSITION     YEAR SALARY ($) BONUS ($) SATION($)   OPTIONS (#)      ($)
   ---------    ---- ---------- --------- ---------   -----------  ------------
Arthur H.
 Juedes,        1996  155,452    121,980       --           --        15,970(2)
 Co-Chairman    1995  132,636    126,000       --           --        24,944(2)
Richard C.
 Gering,        1996  155,452    121,980       --           --        15,970(2)
 Co-Chairman    1995  132,636    126,000       --           --        24,944(2)
Harry H. Col-
 cord,          1996  155,452    121,980   202,627(1)    25,000(3)     2,863(4)
 President and
  Chief         1995  132,636    126,000   193,530(1)       --           336(4)
 Executive Of-
  ficer
John V. Schae-
 fer,           1996  106,731     40,000       --        15,000(3)     3,528(5)
 Vice President
  Operations,   1995   84,961     33,000       --        38,285        2,341(5)
 Chief Finan-
  cial Officer
 and Secretary
Richard A.
 Johnson,       1996   88,481     25,000       --        10,000(3)     2,851(6)
 Vice President 1995   71,180     20,500       --        25,562        1,053(6)
 Merchandising

- --------
(1) For fiscal 1996, represents a bonus of $202,627, including $109,851 of debt forgiveness and $92,776 of cash bonus in connection with the June 30, 1994 restricted stock award of 472,378 shares made to Mr. Colcord. For fiscal 1995, represents a bonus of $193,530, including $106,440 of debt forgiveness and $87,090 of cash bonus in connection therewith pursuant to the June 30, 1994 restricted stock award. See""--Employment Agreements."
(2) For fiscal 1996, represents insurance premiums of $11,412 with respect to life insurance and $4,558 with respect to disability insurance. For fiscal 1995, represents insurance premiums paid with respect to life insurance.
(3) All amounts are stock options granted on July 31, 1996 based on executive performance for fiscal 1996.
(4) For fiscal 1996, represents insurance premiums paid with respect to disability insurance. For fiscal 1995, represents insurance premiums paid with respect to life insurance.
(5) For fiscal 1996, represents insurance premiums of $177 with respect to life insurance and $1,139 with respect to disability insurance and matching contributions under the Corporation's 401(k) plan of $2,212. For fiscal 1995, represents matching contributions under the Corporation's 401(k) plan of $1,869 and life insurance premiums of $472.
(6) For fiscal 1996, represents insurance premiums of $131 with respect to life insurance and $828 with respect to disability insurance and matching contributions under the Corporation's 401(k) plan of $1,892. For fiscal 1995, represents matching contributions under the Corporation's 401(k) plan of $972 and life insurance premiums of $181.

STOCK OPTIONS

  The Incentive Plan approved by shareholders provides for the granting of stock options with respect to common stock of the Corporation. No stock options were granted to named executive officers during the fiscal year ended June 30, 1996. The following table provides certain information regarding the value of unexercised options held by named executive officers at June 30, 1996. The named executive officers did not exercise any options during the fiscal year ended June 30, 1996.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                       AND FY-END OPTION/SAR VALUES (1)

                                        NUMBER OF                     VALUE OF
                                  SECURITIES UNDERLYING       UNEXERCISED IN-THE-MONEY
                               UNEXERCISED OPTIONS/SARS AT          OPTIONS/SARS
                                   FISCAL YEAR END (#)         AT FISCAL YEAR END ($)
                NAME           (EXERCISABLE/UNEXERCISABLE) (EXERCISABLE/UNEXERCISABLE)(2)
                ----           --------------------------- ------------------------------
      Arthur H. Juedes........                 --                             --
      Richard C. Gering.......                 --                             --
      Harry H. Colcord........                 --                             --
      John V. Schaefer........        7,657/30,628                 74,885/299,542
      Richard A. Johnson......        5,113/20,449                 50,005/199,991

- --------
(1) No SARs are outstanding. Options at fiscal year end exclude stock options granted on July 31, 1996, based on executive performance for fiscal 1996.
(2) Calculated based on the closing trading price of $15.00 per share on June 28, 1996.

RETIREMENT PLAN

  The Corporation does not maintain a defined benefit plan for any of its employees. During fiscal 1993, the Corporation adopted a defined contribution 401(k) retirement plan covering substantially all full-time employees and eligible part-time employees who meet age and service requirements. The Corporation makes an annual contribution equal to 50.0% of each employee's salary deferral contribution, up to a maximum of 3.0% of an employee's annual compensation. The Corporation's contributions to the plan with respect to named executive officers are disclosed in Notes (5) and (6) to the Summary Compensation Table.

EMPLOYMENT AGREEMENTS

  On September 8, 1995, the Corporation entered into separate Employment Agreements with Messrs. Juedes and Gering. In addition, the Corporation has an Executive Employment Agreement with Mr. Colcord dated July 1, 1992, as amended on June 30, 1994 and September 11, 1995. The Employment Agreements with Messrs. Juedes and Gering each have a term of three years and provide for an annual base salary of $150,000. The Employment Agreement with Mr. Colcord has a term ending on July 1, 1998 and provides for an annual base salary of $150,000. The Employment Agreements also provide for a yearly cash bonus based on Corporation performance for the year. The amount of the bonus varies based on the Corporation's performance and ranges between zero and 220% of annual base salary. Each of the executive officers is also entitled to receive such other perquisites and benefits normally received by senior executives of the Corporation, including participation in all medical, health, dental, disability and life insurance plans or policies in effect for senior management and a monthly vehicle expense allowance. Pursuant to the Employment Agreements, each of the executive officers has agreed not to compete with the Corporation during employment and for a period of two years following termination of employment and has agreed to maintain as confidential, the Corporation's proprietary information and trade secrets.

  Under the Employment Agreements with Messrs. Juedes and Gering, the Corporation is entitled to terminate the officer's employment at any time upon the disability (a physical or mental sickness or injury which renders the officer incapable of performing his duties and such condition is expected to continue for more than six months in any 12-month period) of the officer or for cause (as defined in the Employment Agreement) upon notice to the officer. The officer's employment also terminates immediately upon the officer's death. If the officer's employment is terminated for disability or death, the Corporation is required to continue to pay the officer, his beneficiary or estate, whichever is applicable, the officer's base salary for a period of six months after his termination of employment (even if this period would extend beyond the employment term). In addition, the officer is generally entitled to receive all fringe benefits under his Employment Agreement, including bonus prorated to the date of termination. If the officer's employment is terminated for any reason other than death, disability or cause, the Corporation is generally required to pay the officer his base salary for the remainder of his employment term or six months, whichever is longer. In addition, the officer is generally entitled to receive all fringe benefits under his Employment Agreement, including bonus, prorated to the date of termination. If the officer is terminated for cause, he is entitled to receive his base salary and all fringe benefits under his Employment Agreement, prorated to the date of termination.

  The Employment Agreement with Mr. Colcord is terminable by either party for any reason on 30 days' prior written notice. Mr. Colcord's employment also terminates immediately upon his death. If Mr. Colcord's employment is terminated for any reason, the Corporation is required to pay Mr. Colcord his base salary and vested rights to fringe benefits (including the cash bonus if his employment is terminated by the Corporation), prorated to the date of termination.

  Pursuant to Mr. Colcord's Employment Agreement, Mr. Colcord received an award of 472,378 shares of Common Stock of the Corporation with a value of $2,381,000 and a cash bonus of $1,071,000 to cover Mr. Colcord's tax liabilities in connection therewith. In addition, the Corporation agreed to loan Mr. Colcord $532,000 to cover his tax liabilities associated with the cash bonus. The loan bears interest at the Corporation's cost of funds and is due in full on July 1, 1999. However, if the Corporation achieves certain targeted performance criteria by July 1, 1999, provisions of the stock award require the Corporation to forgive the loan and accrued interest thereon and make a cash bonus to Mr. Colcord sufficient to cover his personal income tax liability resulting from such debt forgiveness and bonus payment. In addition, on July 1 of each year 1995 through 1999, the Corporation is required to forgive a portion of the loan and all accrued interest thereon, and pay a cash bonus to Mr. Colcord to cover his resulting tax liability from such forgiveness and bonus, if the Corporation has achieved certain targeted performance criteria for the prior fiscal year. Based on the Corporation's performance for the 1996 fiscal year, on July 1, 1996 $109,851 of the loan was forgiven, and on June 30, 1996 Mr. Colcord received a cash bonus of $92,776 to cover his tax liabilities associated with this debt forgiveness. On June 30, 1996, an additional 26,601 shares became fully vested and an equal number of the remaining shares vest on June 30 of each year 1997 through 1999, inclusive. Mr. Colcord will forfeit any unvested shares if he voluntarily terminates his employment with the Corporation prior to vesting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The Corporation and certain of its shareholders (the "Shareholders"), including Messrs. Juedes, Gering and Colcord, have entered into a Tax Indemnification Agreement (the "Tax Agreement") relating to their respective income tax liabilities. The Tax Agreement provides that, subject to certain limitations, the Shareholders will be indemnified by the Corporation against additional taxes (including interest and penalties) arising from an audit of the Corporation's tax returns for any period during which it was an S Corporation, up to maximum amount equal to the accumulated S corporation earnings and profits to be retained by the Corporation. Any reallocation of income or deductions between the time the Corporation was an S corporation and the time after its S corporation status is terminated may increase the taxable income of one party while decreasing that of another party. Subject to certain limitations, the Tax Agreement generally provides that the Shareholders will be indemnified by the Corporation with respect to federal and state income taxes (plus interest and penalties) shifted from a Corporation taxable year subsequent to October 2, 1995 to a taxable year in which the Corporation was an S corporation, and the Corporation will be indemnified by the Shareholders with respect to federal and state income taxes (plus interest and penalties) shifted from an S corporation taxable year to a Corporation taxable year subsequent to October 2, 1995. Additionally, the Tax Agreement provides that the Corporation will be indemnified by the Shareholders with respect to any federal and state income tax liability (plus interest and penalties) that may be imposed on the Corporation by virtue of an inadvertent termination of the Corporation's S corporation status. The Shareholders will not be required to indemnify the Corporation unless the aggregate amount of the required indemnification exceeds the amount of the accumulated S corporation earnings and profits to be retained by the Corporation, or approximately $1,500,000, and then only for the amount of such excess. As a result, the Shareholders may have conflicts of interest in resolving certain issues raised in any future tax audits.

                                    AUDITORS

  The Board of Directors of the Corporation recommends a vote for ratification of Wipfli Ullrich Bertelson as independent auditors for the purpose of auditing the financial statements of the Corporation for fiscal 1997. A representative of Wipfli Ullrich Bertelson will be present at the Annual Meeting and will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

                  ANNUAL REPORT TO THE SECURITIES AND EXCHANGE
                            COMMISSION ON FORM 10-K

  The Corporation is required to file an annual report, called a Form 10-K, with the Securities and Exchange Commission. A copy of Form 10-K for the fiscal year ended June 30, 1996 will be made available, without charge, to any person entitled to vote at the Annual Meeting. Written request should be directed to John V. Schaefer, Office of the Corporate Secretary, Eastbay, Inc., 427 Third Street, Wausau, Wisconsin 54403.

                             SHAREHOLDER PROPOSALS

  Proposals which shareholders intend to present at the 1997 Annual Meeting of Shareholders must be received at the Corporation's principal offices in Milwaukee, Wisconsin no later than May 19, 1997 for inclusion in the proxy material for that meeting.

                                 OTHER MATTERS

  The Directors of the Corporation know of no other matters to be brought before the meeting. If any other matters properly come before the meeting, including any adjournment or adjournments thereof, it is intended that proxies received in response to this solicitation will be voted on such matters in the discretion of the person or persons named in the accompanying proxy form.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          EASTBAY, INC.

                                          John V. Schaefer, Secretary

Wausau, Wisconsin
September 16, 1996

                                     PROXY

                                 EASTBAY, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints Harry Colcord and John V. Schaefer, or either one of them, with full power of substitution, as proxy or proxies of the undersigned to attend the Annual Meeting of Shareholders of Eastbay, Inc. to be held on October 23, 1996 at 2:00 p.m. local time, at The Wausau Club, 309 McClellan Street, Wausau, Wisconsin 54403, and at any adjournment thereof, there to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present as specified upon the following matter and in their discretion upon such other matters as may properly come before the meeting.

1.   ELECTION OF DIRECTOR:

     [ ]  FOR election of Arthur H. Juedes as director.

     [ ]  WITHHOLD authority for the election of Arthur H. Juedes as director.

2. PROPOSAL to ratify the appointment of Wipfli Ullrich Bertelson as the Company's independent auditors for the fiscal year ending June 30, 1997.

     [ ]  FOR            [ ]  AGAINST            [ ] ABSTAIN

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and accompanying Proxy Statement, ratifies all that said proxies or their substitutes may lawfully do by virtue hereof, and revokes all former proxies.

     Please sign exactly as your name appears hereon, date and return this Proxy. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED TO GRANT AUTHORITY TO ELECT THE NOMINATED DIRECTOR AND FOR PROPOSAL 2. IF OTHER MATTERS COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES APPOINTED. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED AT THE ANNUAL MEETING.


DATED: ____________________, 1996

In signing as attorney, executor, administrator, trustee or guardian, please add your full title as such. If shares are held by two or more persons, all holders must sign the Proxy.